                                                                    Exhibit 99.1

          PRIMUS GUARANTY REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

Hamilton, Bermuda - November 7, 2006 - Primus Guaranty, Ltd. ("Primus Guaranty")
(NYSE: PRS), a leading provider of credit protection, announced today GAAP net income of $23.7 million, or $0.54 per diluted share for its third quarter 2006, compared with a GAAP net income of $24.0 million, or $0.54 per diluted share for the third quarter of 2005. For the nine months ended September 30, 2006, GAAP net income was $69.5 million, or $1.56 per diluted share, compared with a GAAP net income of $975 thousand, or $0.02 per diluted share, for the nine months ended September 30, 2005.

ECONOMIC RESULTS
In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial's* portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments. The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company's operations, Economic Results provide a useful and more meaningful alternative view of long-term trends in profitability.

During the third quarter of 2006, Economic Results were $12.7 million, or $0.29 per diluted share, compared with $10.4 million, or $0.23 per diluted share, in the third quarter of 2005. For the nine months ended September 30, 2006,
Economic Results were $36.8 million, or $0.83 per diluted share, compared with
Economic Results of $24.2 million, or $0.54 per diluted share, for the nine months ended September 30, 2005.

"I am quite pleased with the growth in our Economic Results and the third quarter economic ROE of 14%, given the challenging credit spread environment,"
said Primus Guaranty Chief Executive Officer Thomas W. Jasper. "Good progress was made across all areas of our business with slower but opportunistic growth in the credit swap portfolio and the continued implementation of the asset management strategy."

THIRD QUARTER ECONOMIC REVENUES
Economic revenues for the third quarter 2006 were $26.0 million, an increase of
41% from $18.5 million in the year-earlier quarter.

Contributing to the growth in Economic Revenues was a 27% increase in premium income from Primus Financial's* credit swaps sold, to $18.1 million in the third quarter of 2006, compared with $14.3 million in the same period of 2005. The increase reflects the continued growth of Primus Financial's credit swap portfolio to $15.5 billion.

Realized losses on the Primus Financial portfolio of credit swaps sold were $1.6 million in the third quarter of 2006, compared with $1.4 million for the same period of the prior year. These losses are attributable to our decision to reduce credit exposure through the early termination of certain credit swaps sold. To date, there have been no credit events in our portfolio of credit swaps sold.

PRS Trading Strategies incurred a net trading loss of $72 thousand for the third quarter 2006. PRS Trading Strategies commenced trading in 2006, therefore there is no prior year comparison. The components of PRS Trading Strategies revenues were negative $461 thousand of net credit swap revenue, $313 thousand of net loan total return swap revenue and $76 thousand of net revenue from the loan warehouse. All three revenue components are incorporated in our Economic
Results.

Consolidated interest income for the third quarter of 2006 was $7.1 million, an increase of approximately $2.6 million from the third quarter of 2005. The increase was primarily due to higher investment yields and an increase in average invested balances. The average investment yield in the third quarter of
2006 increased to 4.40%, from 3.64% in the same quarter of 2005. Weighted average balances were $649 million for the third quarter of 2006, compared with
$493 million in the same quarter of 2005.

THIRD QUARTER OPERATING AND FINANCING EXPENSES
Operating expenses, excluding financing costs, were $9.1 million for the third quarter of 2006, compared with $6.4 million in the third quarter of 2005. The third quarter operating expense includes a credit of approximately $500 thousand related to a reduction in stock compensation expense as a result of employee departures. The increase in operating expenses from the year-earlier quarter is primarily attributable to increased headcount, occupancy and recruitment expenses due to the expansion of our business operations.

Financing costs, comprising distributions on preferred shares and interest expense, were $4.3 million in the third quarter of 2006, compared with $1.7 million in the year earlier quarter. The increase in financing costs was primarily attributable to higher interest rates and additional interest expense associated with the $125.0 million of notes issued by Primus Financial Products in December 2005.

NINE MONTHS ENDED SEPTEMBER 30 ECONOMIC REVENUES
Economic revenues for the nine months ended September 30, 2006 were $75.1 million, an increase of 54% from $48.9 million in the year-earlier period.

Contributing to the growth in Economic Revenues was a 32% increase in premium income from Primus Financial's* credit swaps sold, to $51.1 million for the first nine months of 2006,

compared with $38.7 million in the same period of 2005. The increase reflects the continued growth of Primus Financial's credit swap portfolio.

Realized losses on the Primus Financial portfolio of credit swaps sold were $2.5 million for the first nine months of 2006, compared with $4.5 million for the same period of the prior year. These losses are attributable to our decision to reduce credit exposure through the early termination of certain credit swaps sold. To date, there have been no credit events in our portfolio of credit swaps sold.

PRS Trading Strategies incurred a net trading loss of $209 thousand for the nine months ended September 30, 2006. PRS Trading Strategies commenced trading in
2006, therefore there is no prior year comparison. The components of PRS Trading
Strategies revenues were negative $722 thousand of net credit swap revenue, $437 thousand of net loan total return swap revenue and $76 thousand of net revenue from the loan warehouse. All three revenue components are incorporated in our
Economic Results.

Consolidated interest income for nine months ended September 30, 2006 was $20.5 million, an increase of approximately $9.5 million from the same period of 2005.
The increase was primarily due to higher investment yields and an increase in average invested balances. The average investment yield in the first nine months of 2006 increased to 4.29%, from an average of 2.99% in the same period of 2005.

NINE MONTHS ENDED SEPTEMBER 30 OPERATING AND FINANCING EXPENSES
Operating expenses, excluding financing costs, were $26.2 million for nine months ended September 30, 2006, compared with $20.1 million for the same period of 2005. 2006 operating expenses include a credit of approximately $500 thousand related to a reduction in stock compensation expense, and 2005 operating expenses include an $800 thousand accelerated compensation expense, both related to employee departures. The increase in expenses from the prior year is primarily attributable to increased headcount, occupancy, recruitment and professional fee expense due the expansion of our business operations.

Financing costs, comprising distributions on preferred shares and interest expense, were $12.1 million for the nine months ended September 30, 2006, compared with $4.4 million in the year earlier period. The increase in financing costs was primarily attributable to higher interest rates and additional interest expense associated with the $125.0 million of notes issued by Primus
Financial Products in December 2005.

CREDIT SWAP PORTFOLIO- PRIMUS FINANCIAL*
Single Name Credit Swap
At September 30, 2006, Primus Financial's portfolio of single name credit swaps sold totaled $15.2 billion, up 13% from $13.4 billion at December 31, 2005.
There were 558 reference entities in the portfolio at September 30, 2006 compared with 532 at December 31, 2005. The third quarter 2006 new transaction volume for single name credit swaps sold was $525 million, with a weighted average premium of 35 basis points, and an average original tenor of 5.1 years.
The weighted average original premium on the $15.2 billion portfolio of single name credit swaps sold as of September 30, 2006 was 44 basis points. Of the $525 million new transaction

volume for single name credit swaps sold, $25 million was attributable to credit swaps against sub-investment grade reference entities (limited to the BB sector)
at a weighted average premium of 132 basis points.

Tranche
Tranche notional sold was $350 million at September 30, 2006, with a weighted average premium of 105 basis points.

BALANCE SHEET
At September 30, 2006, total assets, on a GAAP basis, were $744.1 million, an increase of 11% from $673.1 million at December 31, 2005. At September 30, 2006, net shareholders' equity was $434.9 million, a 20% increase from $361.9 million at December 31, 2005. GAAP book value per basic share was $10.03 at September
30, 2006, relative to $8.38 at December 31, 2005. Economic book value per basic share was $8.57 at September 30, 2006, relative to $7.69 at December 31, 2005.

Total cash, cash equivalents and investments at September 30, 2006 were $659.9 million, of which $606.8 million resides at Primus Financial.

Net unrealized gains on Primus credit and other swaps purchased and sold was
$58.6 million at September 30, 2006, up from $21.8 million at December 31, 2005.
The change was primarily due to declines in market credit swap premium levels, which resulted in a net increase in the value of the consolidated portfolio.

EARNINGS CONFERENCE CALL
Primus Guaranty will host a conference call Tuesday, November 7, 2006, at 11:00
AM (ET) with access available via Internet and telephone. To access the live conference call, dial (866) 831-6267 (toll-free domestic) or (617) 213-8857
(international). The access code is 67194643. Please call to register at least
10 minutes before the conference call begins. A replay of the call will be available for three weeks via telephone starting at approximately 1:00 PM (ET)
on Tuesday, November 7, 2006, and can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international). The access code is 26602554. The webcast will be live as well as archived for one quarter on Primus Guaranty's website: www.primusguaranty.com. To access the webcast, refer to the investor relations section of the website, and click on the webcast icon in the center of the page.

Supplemental financial information, including additional portfolio and historical data, will be available on Primus Guaranty, Ltd.'s website under
"Investor Relations-Webcasts" or by clicking on
http://phx.corporate-ir.net/phoenix.zhtml?c=179637&p=irol-presentations.

ABOUT PRIMUS GUARANTY
Primus Guaranty, Ltd., through one of its operating subsidiaries, Primus
Financial Products, LLC, offers protection against the risk of default on corporate and sovereign obligations. Primus

Financial assumes these risks through the sale of credit swaps to dealers, banks and portfolio managers. As a swap counterparty, Primus Financial is rated Aaa by
Moody's Investor Service, Inc. and AAA by Standard & Poor's Rating Services.
Another principal operating subsidiary of Primus Guaranty, Primus Asset
Management, Inc., provides credit portfolio management services to Primus
Financial, as well as third parties. In addition, PRS Trading Strategies, LLC is an operating subsidiary of Primus Guaranty which engages in relative value trading and other strategies involving buying and selling of credit swaps and other financial instruments in pursuit of financial returns.

The company is traded on the New York Stock Exchange under the symbol PRS.
Primus Guaranty is a Bermuda company, with the operations of its principal subsidiaries, Primus Financial Products, Primus Asset Management and PRS Trading
Strategies, headquartered in New York City.

SAFE HARBOR STATEMENT
Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the
Private Securities Litigation Reform Act of 1995. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

*NOTE: Primus Financial revenues and portfolio details exclude the three credit swap transactions with its affiliate (3rd quarter 2006 and 2005 premiums = $86 thousand and $86 thousand; notional = $87 million in both periods), Primus Re, as the effects of the results of operations are eliminated in the consolidation.

                              PRIMUS GUARANTY, LTD.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                     (in thousands except per share amounts)

                                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                                  2006           2005
                                                                            --------------- --------------
                                                                               (unaudited)
ASSETS
Cash and cash equivalents...............................................    $       58,701  $     69,355
Available-for-sale investments..........................................           599,932       560,147
Trading Investments.....................................................             1,257             -
Accrued interest receivable.............................................             5,900         5,127
Accrued premiums and interest receivable on credit and other swaps......             3,813         3,461
Premiums receivable on financial guarantees.............................               100           300
Unrealized gain on credit and other swaps, at fair value................            59,930        25,342
Deposit and warehouse loan agreement....................................             4,116             -
Fixed assets and software costs, net....................................             5,753         4,993
Debt issuance costs, net................................................             3,032         3,147
Other assets............................................................             1,597         1,210
                                                                            --------------- --------------
     Total assets.......................................................    $      744,131  $    673,082
                                                                            =============== =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses...................................    $        2,236  $      3,035
Compensation payable....................................................             5,974         4,833
Interest payable........................................................               339           404
Accrued premiums on credit and other swaps..............................                42             -
Taxes payable...........................................................                19            54
Unrealized loss on credit and other swaps, at fair value................             1,350         3,521
Deferred credit swap premiums...........................................                29            46
Deferred financial guarantee premiums...................................               100           401
Deferred rent payable...................................................               586           416
Long-term debt..........................................................           200,000       200,000
                                                                            --------------- --------------
     Total liabilities..................................................           210,675       212,710

Preferred securities of subsidiary......................................            98,521        98,521

Stockholders' equity:
   Common stock, $0.08 par value, 62,500,000 shares authorized,
     43,341,973 and 43,176,511 shares issued and outstanding at
     September 30, 2006 and December 31, 2005...........................             3,572         3,572
   Additional paid-in-capital...........................................           268,365       265,848
   Warrants.............................................................               612           612
   Accumulated other comprehensive loss.................................           (3,182)       (4,254)
   Retained earnings ...................................................           165,568        96,073
                                                                             --------------  ------------
    Total stockholders' equity..........................................           434,935       361,851
                                                                             --------------  ------------
    Total liabilities, preferred securities of subsidiary and
   stockholders' equity.................................................     $     744,131   $    673,082
                                                                             ==============  ============

                              PRIMUS GUARANTY, LTD.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands except per share amounts)

                                                           THREE MONTHS ENDED            NINE MONTHS ENDED
                                                            SEPTEMBER 30,                 SEPTEMBER 30,
                                                     ----------------------------- ----------------------------
                                                         2006           2005          2006           2005
                                                     -------------- -------------- ------------ ---------------
                                                              (unaudited)                 (unaudited)
REVENUES
Net credit swap revenue........................       $   28,905     $  27,449      $   85,865  $   15,672
Net total return swap revenue.................               313             -             437           -
Net warehouse loan revenue....................                76             -              76           -
Premiums earned on financial guarantees.......               100           101             300         300
Asset management and advisory fees............               542            49             709         140
Interest income...............................             7,143         4,483          20,530      10,969
Investment portfolio realized gains (losses)..                 -           (3)               -          20
Foreign currency revaluation gain (loss)......              (32)            55            (56)      (1,464)
                                                     -------------- -------------- ------------ -------------
Total net revenues............................            37,047        32,134         107,861      25,637
                                                     -------------- -------------- ------------ -------------

EXPENSES
Compensation and employee benefits............             5,023         3,537          15,517      12,139
Professional and legal fees...................             1,361           981           3,645       2,731
Depreciation and amortization.................               649           533           1,846       1,574
Technology and data...........................               726           535           1,546       1,250
Interest expense..............................             2,831           649           7,933       1,640
Other.........................................             1,302           805           3,632       2,423
                                                     -------------- -------------- ------------ -------------
Total expenses................................            11,892         7,040          34,119      21,757
Distributions on preferred securities of
   subsidiary.................................           (1,437)       (1,022)         (4,206)     (2,797)
                                                     -------------- -------------- ------------ -------------
Income before provision for income taxes......            23,718        24,072          69,536       1,083
(Provision) benefit for income taxes..........                14          (63)            (41)        (108)
                                                     -------------- -------------- ------------ -------------
NET INCOME AVAILABLE TO COMMON SHARES.........        $   23,732     $  24,009     $    69,495  $      975
                                                     ============== ============== ============ =============

Income per common share:
Basic.........................................        $     0.55     $    0.56     $      1.61  $     0.02
Diluted.......................................        $     0.54     $    0.54     $      1.56  $     0.02
Average common shares outstanding:
Basic.........................................            43,314        43,120          43,285      43,147
Diluted.......................................            44,341        44,543          44,410      44,673

PRIMUS GUARANTY, LTD.
REGULATION G DISCLOSURE
ECONOMIC RESULTS
SEPTEMBER 30, 2006

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps. Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial's* portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments. The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company's operations, Economic Results provide a useful, and more meaningful, alternative view of long-term trends in profitability.

--------------------------------------------------------------------------------
ECONOMIC EARNINGS PER DILUTED SHARE
--------------------------------------------------------------------------------

(IN 000'S EXCEPT PER SHARE AMOUNTS)
                                             THREE MONTHS ENDED      NINE MONTHS ENDED
                                                SEPTEMBER 30,          SEPTEMBER 30,
                                           --------------------     -------------------
                                             2006        2005         2006         2005
                                           --------    --------     --------     --------

GAAP NET INCOME                            $ 23,732    $ 24,009     $ 69,495     $    975
Adjustments:

Less: Change in unrealized fair value of
credit swaps sold (gain)losses              (12,776)    (15,190)     (37,366)      19,008

Less: Realized gains from early
termination of credit swaps sold                (12)       (201)        (625)        (790)

Add: Amortization of realized gains from
the early termination of credit swaps sold    1,777       1,738        5,274        5,027

-----------------------------------------------------------------------------------------
NET ECONOMIC RESULTS                       $ 12,721    $ 10,356     $ 36,778     $ 24,220
-----------------------------------------------------------------------------------------

Economic earnings per diluted share           $0.29       $0.23        $0.83        $0.54

Economic weighted average common shares
outstanding-diluted                          44,341      44,543       44,410       44,673

--------------------------------------------------------------------------------
ECONOMIC BOOK VALUE PER SHARE
--------------------------------------------------------------------------------

                                          SEPTEMBER 30,     DECEMBER 31,
                                              2006             2005
                                          -------------     ------------
GAAP SHAREHOLDERS' EQUITY                   $ 434,935         $ 361,851
Adjustments:

Add: Accumulated other comprehensive
(income) / loss                                 3,182             4,254

Less: Unrealized fair value of credit
swaps sold (gain)/loss                        (59,187)          (21,821)

Less: Realized gains from early
termination of credit swaps sold              (28,706)          (28,081)

Add: Amortized realized gains from the
early termination of credit swaps sold         21,178            15,904

------------------------------------------------------------------------
ECONOMIC SHAREHOLDERS' EQUITY               $ 371,402         $ 332,107
------------------------------------------------------------------------

Economic book value per share-basic             $8.57             $7.69

GAAP book value per share-basic                $10.03             $8.38

Common shares outstanding-basic                43,342            43,176